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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                                INTELLICELL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45815F 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-------------------------------------------          ---------------------------
       CUSIP No. 45815F 10 6            13G                    Page 2 of 5 Pages
                 -----------                                       --   --
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ben Neman
            S.S. ####-##-####

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) | |
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                1,995,000
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                1,778,000
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                 -0-
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,995,000
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             47.3%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                  SCHEDULE 13G


Item 1(a).          Name of Issuer:

                    Intellicell Corp.

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    6929 Hayvenhurst Avenue
                    Van Nuys, California  91406

Item 2(a).          Name of Person Filing:

                    Ben Neman

Item 2(b).          Address of Principal Business Office or, if None,
                    Residence:

                    6929 Hayvenhurst Avenue
                    Van Nuys, California  91406

Item 2(c).          Citizenship:

                    United States

Item 2(d).          Title of Class of Securities:

                    Common Stock

Item 2(e).          CUSIP Number:

                    45815F 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                    (a)-(h):  Not applicable.

Item 4.             Ownership:

         (a) Amount Beneficially Owned: Includes 217,000 shares subject to an option granted to an employee of the issuer not exercisable within 60 days.

         (b)        Reference is made to Items Nos. 5-9 and 11 of the Cover
                    Sheet.

         (c) (i), (ii), (iv) Reference is made to Items Nos. 5-9 and 11 of the Cover Sheet.

                    (iii) Does not include 217,000 shares held in escrow and subject to an option granted to an employee of the issuer not exercisable within 60 days.

Item 5.             Ownership of Five Percent or Less of a Class:

                    Not applicable.

Item 6.             Ownership of More Than Five Percent on Behalf of
                    Another Person:

                    Not applicable.

Item 7.             Identification and Classification of the
                    Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not applicable.

Item 8. Identification and Classification of Members of the Group:

                    Not applicable.

Item 9.             Notice of Dissolution of Group:

                    Not applicable.

Item 10.            Certification:

                    Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date:                              February 14, 1997



                                            /s/ BEN NEMAN
         Signature:                        ----------------------
         Name/Title:                        Ben Neman,
                                            Chief Executive Officer